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                                                                    Exhibit 99.1
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                           LYONDELL CHEMICAL COMPANY
                                   Letter to
                   The Depository Trust Company Participants
                                      for
                           Tender of All Outstanding

                    9 1/2% Senior Secured Notes due 2008
                                      in
                            exchange for registered
                     9 1/2% Senior Secured Notes due 2008

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The Exchange Offer will expire at 5:00 p.m., New York City time, on _________,
2002 (the "Expiration Date"), unless sooner terminated or extended. Outstanding Notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date for the Exchange Offer.
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To Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer by Lyondell Chemical Company (the "Issuer") to exchange its 9 1/2% Senior Secured Notes due 2008 (the "New Notes"), the issuance of which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding unregistered 9 1/2% Senior Secured Notes due 2008 (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Issuer's prospectus dated ________, 2002 (the "Prospectus") and the related Letter of Transmittal. The exchange of the Outstanding Notes for the New Notes and the related documentation are referred to herein as the "Exchange Offer."

     We are enclosing copies of the following documents:

     1. Prospectus dated ___________, 2002;

     2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

     3. Notice of Guaranteed Delivery; and

     4. Letter of instructions that may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on ___________, 2002, unless sooner terminated or extended.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

     Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to the Issuer that:

     . such person is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuer or a broker-dealer tendering Outstanding Notes acquired directly from the Issuer for its own account;
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     .  if such person is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Outstanding Notes, it is not engaged in, and does not intend to participate in, a distribution of New Notes;

     . such person does not have an arrangement or understanding with any person to participate in the distribution of the Outstanding Notes or the New Notes within the meaning of the Securities Act; and

     . any New Notes received are being acquired in the ordinary course of business of the person receiving such New Notes.

     If such person is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes, it represents that the Outstanding Notes to be exchanged for New Notes were acquired as a result of market-making activities or other trading activities, and it will deliver a Prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a Prospectus, it will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Letter to Clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

     The Issuer will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from us upon request.


                                        Very truly yours,

                                        Lyondell Chemical Company

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